Exhibit 99.1

PRESS RELEASE

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PHILIP MORRIS INTERNATIONAL INC. PRESENTS AT THE
MORGAN STANLEY GLOBAL CONSUMER CONFERENCE

NEW YORK, November 20, 2013 – Philip Morris International Inc. (“PMI”) (NYSE/Euronext Paris: PM) Chief Executive Officer, André Calantzopoulos, addresses investors today at the Morgan Stanley Global Consumer Conference in New York.
The presentation and Q&A session are being webcast live at www.pmi.com/webcasts in a listen-only mode, beginning at approximately 12 Noon Eastern Time. An archived copy of the webcast, together with slides, will be available on the same site. Highlights from the presentation include:

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PMI is revising its most recent 2013 reported diluted EPS guidance to a range of $5.37 to $5.42, compared to $5.17 in 2012. The $0.02 change reflects a reduction in the unfavorable currency variance from $0.33 to $0.31 per share at currently prevailing rates. On a currency-neutral basis and excluding the previously announced restructuring charge of approximately $0.03 per share and tax item of $0.01, the mid-point of this new guidance represents a growth rate of 10% compared to our adjusted diluted EPS of $5.22 in 2012;

•	PMI forecasts total international cigarette industry volume to decline by approximately 3.0% in 2013;

•	With a September year-to-date positive pricing variance of $1.5 billion, PMI is on track to surpass its four-year annual average pricing variance of $1.8 billion in 2013;

•	PMI is on track to achieve its $300 million pre-tax cost savings and productivity target for 2013;

•	PMI expects that international cigarette industry volume in 2014 could decline by 2%-3% overall, by 7%-8% in the EU Region and by 9%-11% in Russia;

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PMI announces an acceleration of its plans to launch reduced-risk products with several commercial pilot city tests starting in the second half of 2014 and the first national launch of its Platform 1 product in 2015, well ahead of the previously communicated 2016/2017 schedule;

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In support of its accelerated schedule for reduced-risk product launches, PMI will increase its reduced-risk product-related expenditures in R&D, operations and the commercial organization by more than $100 million in 2014;

•	PMI announces its intention to enter the e-cigarette category during the second half of 2014;

•	Since PMI’s spin-off in March 2008 through the end of September 2013, the company has increased its dividend by 104.3%;

•	PMI noted that the company has delivered cash to its shareholders at a pace that has exceeded its cash flow and reiterated its commitment to maintaining a single A credit rating; and

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PMI stated that it views 2014 as an investment year, reflecting raised expenditures in markets where its share performance has trailed expectations and potential, and investment behind its reduced-risk products which it believes represent its greatest growth opportunity. PMI further noted that total industry volumes are unlikely to recover until 2015 and that significant uncertainty remains in terms of pricing in Japan and the Philippines. Consequently, while noting that precise EPS guidance would be provided in February 2014, the company stated that it expects it should be able to grow its currency-neutral adjusted diluted EPS by some 6% to 8% in 2014, a solid achievement given its investment plans. The company remains steadfast in its commitment to its mid to long-term currency-neutral target of 10% to 12% adjusted diluted EPS annual growth in 2015 and beyond.

The presentation, related discussion and this release contain statements that, to the extent they do not relate strictly to historical or current facts, constitute "forward-looking statements" within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current plans, estimates and expectations, and are not guarantees of future performance. They are based on management's expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements.
The risks and uncertainties relating to the forward-looking statements in the presentation, related discussion and this release include those described under Item 1A. “Risk Factors” in PMI’s Form 10-Q for the quarter ended September 30, 2013, filed with the Securities and Exchange Commission. PMI does not undertake to publicly update or revise any forward-looking statements, except in the normal course of its public disclosure obligations.
Adjusted diluted earnings per share of $5.22 in 2012 is calculated as reported diluted earnings per share of $5.17, plus a $0.02 per share adjustment for tax items, plus a $0.03 per share adjustment related to asset impairment and exit costs.
The guidance excludes the impact of future acquisitions, unanticipated asset impairment and exit cost charges, future changes in currency exchange rates and any unusual events.
A glossary of terms and reconciliations of non-GAAP measures included in the presentation to the most comparable GAAP measures are provided either at the end of the presentation or are available on PMI’s web site.

Philip Morris International Inc.

Philip Morris International Inc. (PMI) is the leading international tobacco company, with seven of the world’s top 15 international brands, including Marlboro, the number one cigarette brand worldwide. PMI’s products are sold in more than 180 markets. In 2012, the company held an estimated 16.3% share of the total international cigarette market outside of the U.S., or 28.8% excluding the People’s Republic of China and the U.S. For more information, see www.pmi.com.